                                                                    EXHIBIT 99.1


PRESS RELEASE

                                                                       [i2 LOGO]


i2 ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS
Pro forma earnings per share expected to be $0.02 on total revenues of $355 million

DALLAS - APRIL 2, 2001 - i2 Technologies, Inc. (Nasdaq: ITWO) today announced preliminary results for the first quarter of 2001. i2 expects to report license and total revenues of approximately $210 million and $355 million respectively for the first quarter 2001. This reflects 90 percent growth in total revenues over the first quarter of 2000, in which the company reported license and total revenues of $114 million and $186 million. Based on these revenues, the company expects to report earnings of approximately $0.02 per share for the quarter, compared to $0.04 per share for the first quarter last year, both on a fully diluted pro forma basis. Pro forma earnings exclude such items as amortization of intangibles, write-off of in-process R&D, acquisition-related expenses, employee taxes on stock option exercises, equity investment gains and losses, and non-recurring charges.

"Despite challenging economic conditions, i2's revenues grew significantly over the same quarter last year. A large part of our growth in 2000 resulted from companies adopting our solutions to increase their competitive advantage and establish marketplaces based on our technology," said Sanjiv Sidhu, i2 chairman and CEO. "Although we continue to see healthy demand for our solutions, some of our customers are delaying purchasing decisions due to uncertainties about the economy."

"We still believe opportunities exist in the under-penetrated markets that we serve," continued Sidhu. "This quarter, a fair number of customers chose i2 to improve supply chain and other efficiencies despite facing an economic slowdown."

"Our previous guidance for 2001 was based on the extremely high demand we saw last year," said Bill Beecher, i2's chief financial officer. "Given the current economic environment and the associated decrease in revenue visibility, the company is reassessing its guidance for 2001 and is planning to take measures to reduce its cost structure by five to ten percent. These cost containment measures may involve reductions of approximately ten percent of i2's employees. As a result of these cost containment measures, the company expects to take a restructuring charge in the second quarter of 2001."

The company will host a conference call to further discuss these preliminary results at 8:30 a.m. EDT on Monday, April 2, 2001, available via web cast at www.i2.com/investors, or via dial-in on (800) 553-0326 or for international callers on (612) 332-1025. Final results and further comments on the outlook for 2001 are scheduled to be released on April 18, 2001, and will also be available on www.i2.com/investors.


ABOUT i2
i2 is creating real value for its global e-business customers through its i2 TradeMatrix solutions, content, and marketplace platform. i2 TradeMatrix allows businesses to create both private and public marketplaces, while improving the efficiencies of all participants. i2 provides a wide variety of collaborative e-business services for both the early stages and next generation of e-business adoption, with each service supported by decision optimization, transaction management and content management solutions. Founded in 1988, i2's mission is to deliver $75 billion in value to its customers by 2005. i2 is headquartered in Dallas, has more than 6,100 employees and maintains offices worldwide. Visit i2's Web site at http://www.i2.com.

PRESS RELEASE

i2 ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS
Page 2

i2 is a registered trademark of i2 Technologies, Inc. i2 TradeMatrix, i2 TradeMatrix Solutions and the i2 logo design are trademarks of i2 Technologies, Inc.

i2 CAUTIONARY LANGUAGE
This press release contains forward-looking statements including the statements regarding revenues and earnings the Company expects to report for the first quarter of 2001, continued demand for the Company's solutions, and the Company's ability to achieve anticipated cost reductions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these expectations. Factors that could cause actual results to differ include any accounting adjustments made during the close of the Company's quarter, the pace of IT spending, and general economic conditions, unforeseen expenses the Company may incur in future quarters, or the inability to identify expenses which can be eliminated. In addition, please refer to the "Forward-Looking Statements" and "Factors That May Affect Future Results" in Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 7 of the Form 10-K filed with the SEC on March 28, 2001, for a more complete discussion of these risks and uncertainties. i2 assumes no obligation to update the forward-looking information contained in this news release.

CONTACT
Brent Anderson                              Sue LaDow
Investor Relations                          Media Relations
469-357-6012                                469-357-3027
brent_anderson@i2.com                       susan_ladow@i2.com